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                                   Exhibit A
                              THE RBB FUND, INC.
                             n/i numeric investors
                             Larger Cap Value Fund

                      Plan of Liquidation and Termination

This Plan of Liquidation and Termination ("Plan") concerns the n/i numeric investors Larger Cap Value Fund (the "Portfolio"), a series of The RBB Fund, Inc. (the "Fund"), which is a corporation organized and existing under the laws of the State of Maryland. The Portfolio began operations on December 9, 1997. The Fund is registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). The Plan is intended to accomplish the complete liquidation and termination of the Portfolio in conformity with all provisions of Maryland law and the Fund's Articles of Incorporation.

WHEREAS, the Fund's Board of Directors, on behalf of the Portfolio, has determined that it is in the best interests of the Portfolio and its shareholders to liquidate and terminate the Portfolio; and

WHEREAS, at a meeting of the Board of Directors on February 18, 2000, the Board of Directors considered and adopted this Plan as the method of liquidating and terminating the Portfolio and directed that this Plan be submitted to shareholders of the Portfolio for approval;

NOW THEREFORE, the liquidation and termination of the Portfolio shall be carried out in the manner hereinafter set forth:

1.   Effective Date of Plan.  The Plan shall be and become effective upon the
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adoption and approval of the Plan, at a meeting of shareholders called for the purpose of voting upon the Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Portfolio. The day of such adoption and approval by shareholders is hereinafter called the "Effective Date."

2.  Termination.  As promptly as practicable, consistent with the provisions of
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the Plan, the Portfolio shall be liquidated and terminated in accordance with the laws of the State of Maryland and the Fund's Articles of Incorporation ("Termination").

3.  Cessation of Business.  After the Effective Date of the Plan, the Portfolio
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shall cease its business as an investment company and shall not engage in any business activities except for the purposes of winding up its business and affairs, marshaling and preserving the value of its assets and distributing its assets to shareholders in accordance with the provisions of the Plan after the payment to (or reservation of assets for payment to) all creditors of the Portfolio.

4.  Restriction of Transfer and Redemption of Shares.  The proportionate
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interests of shareholders in the assets of the Portfolio shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date of the Plan. On the Effective Date, the books of the Portfolio shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the shareholders' respective interests in the Portfolio's assets shall not be transferable or redeemable.

5.  Liquidation of Assets. As soon as is reasonable and practicable after the
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Effective Date, all portfolio securities of the Portfolio shall be converted to cash or cash equivalents.

6.  Payment of Debts.  As soon as is practicable after the Effective Date, the
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Portfolio shall determine and pay, or set aside in cash equivalent, the amount of all known or reasonably ascertainable liabilities of the Portfolio incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7, below.

7.  Liquidating Distribution.  As soon as possible after the Effective Date of
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the Plan, and in any event within ten business days thereafter, the Portfolio shall mail the following to each shareholder of record on the Effective

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Date: (1) to each shareholder, a liquidating distribution equal to the shareholder's proportionate interest in the net assets of the Portfolio; and (2) information concerning the sources of the liquidating distribution. After the liquidating distribution, the Fund's Articles of Incorporation shall be amended to cancel the outstanding shares of the Portfolio.

8.  Management and Expenses of the Portfolio Subsequent to the Liquidating
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Distribution.  Numeric Investors, L.P.(R) shall bear all expenses incurred by
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the Fund in carrying out this Plan.

9.  Power of Board of Directors.  The Board, and subject to the directors, the
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officers, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of all certificates, documents, information returns, tax returns and other papers which may be necessary or appropriate to implement the Plan. The death, resignation or disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

10.  Amendment of Plan.  The Board shall have the authority to authorize such
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variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the marshaling of Portfolio assets and the complete liquidation and termination of the existence of the Portfolio, and the distribution of its net assets to shareholders in accordance with the laws of the State of Maryland and the purposes to be accomplished by the Plan.

THE RBB FUND, INC.
On behalf n/i numeric investors Larger Cap Value Fund
For the Board of Directors


By:
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   Edward J. Roach, President




Numeric Investors L.P.(R)


By:
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   Langdon B. Wheeler, President



Date:  _________________, 2000

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